Exhibit 23


                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Seafield Capital Corporation


We consent to incorporation by reference in the Registration Statements (Nos. 33-20298 and 33-28150) on Form S-8 of Seafield Capital Corporation of our report dated February 4, 1994 relating to the consolidated balance sheets of Seafield Capital Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Seafield Capital Corporation.





                                               KPMG Peat Marwick



Kansas City, Missouri
March 18, 1994